Exhibit 10.41

                                    STOP LOSS

                               REINSURANCE TREATY

                                 BY AND BETWEEN

                      CAPITAL MARKETS ASSURANCE CORPORATION

                                       AND

                    AXA RE FINANCE S.A., SECURSAL NA MADEIRA

                         A BRANCH OF AXA RE FINANCE S.A.

                                39 RUE DE COLISEE

                                   75008 PARIS
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                                    STOP LOSS
                               REINSURANCE TREATY
                  (hereinafter referred to as the "Agreement")

                                     BETWEEN

                      CAPITAL MARKETS ASSURANCE CORPORATION
                                885 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (the "Company")

                                       AND

                    AXA RE FINANCE S.A., SUCURSAL NA MADEIRA
                         A BRANCH OF AXA RE FINANCE S.A.
                         AVENIDA ARRIAGA, 77 - SALA 406
                         9000 FUNCHAL, MADEIRA, PORTUGAL

                                (the "Reinsurer")


         In consideration of the mutual covenants and upon the terms and conditions set forth below, the parties hereto agree as follows:

1. TERM, TERMINATION AND CANCELLATION

1.1 This Agreement is effective as of 12:01 a.m. eastern standard time (E.S.T.) January 1, 1997 and shall remain in full force and effect until any Date of Termination, or as provided in Sections 1.2, 1.3 or 8.7.5, but shall include any Run-Off Period.

1.2 Either the Company or the Reinsurer shall have the right to terminate this Agreement as of any Date of Termination, by giving at least one hundred and eighty (180) days prior written notice to the other party of such termination. Unless otherwise agreed between the Company and the Reinsurer, in the event of any such termination, the


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Reinsurer shall continue to provide the excess of loss reinsurance with respect to all Bonds issued prior to the Date of Termination, including any such Bonds issued after the giving of notice of termination and prior to the Date of Termination.

1.3 The Company or the Reinsurer shall have the right to terminate this Agreement as of 12:01 a.m. Eastern Standard Time on any date by their mutual written consent.


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2. DEFINITION OF TERMS

         For purposes of this Agreement:

2.1 "Allocated Loss Adjustment Expenses" means with respect to each Bond those costs and expenses with respect to (a) a claim under such Bond or (b) actions taken to postpone, mitigate, defend or avoid a claim under a Bond, which are incurred by the Company in respect of such claim or action, including but not limited to court costs, interest upon judgments, costs to finance claims, receivables purchases or other payments made prior to recovery, and investigation, adjustment, asset servicing, and legal expenses chargeable to the investigation, negotiation, settlement or defense of a claim or loss or the protection and perfection of any subrogation or salvage rights under such Bond; the term shall not include Unallocated Loss Adjustment Expenses.

2.2 "Attachment Point" means (i) for the period commencing on the date hereof and ending December 31, 1997, $150,000,000 and (ii) for each calendar year thereafter during which this Agreement is in effect, the Attachment Point at the end of the immediately preceding calendar year plus an amount equal to fifty percent (50%) of the amount by which the Company's Statutory Capital and Surplus has increased during such preceding calendar year as set forth on the Company's Annual Statutory Financial Statements for such preceding year.

2.3 "Bond" means each financial guaranty insurance policy or surety bond issued by the Company which is in effect as of the date of this Agreement or which is issued or renewed during the term of this Agreement, including each policy assumed by the Company as reinsurer under a facultative reinsurance agreement but excluding policies assumed under any reinsurance agreement pursuant to which the Company, as a reinsurer, provides reinsurance to the Reinsurer, as ceding company.

2.4 "Business Day" shall mean any day on which commercial banks are open for business in New York, New York.

2.5 "Date of Termination" means any 12:01 A.M. Eastern Standard Time on any December 31 specified in a notice of termination delivered pursuant to Section 1.2, commencing on December 31, 1997.

2.6 "Loss" means, with respect to each Bond, any amount incurred by the Company at any time after the issuance of such Bond in settlement of any claims or in satisfaction of any judgment in respect of such Bond.

2.7 "Lureco Trust Account" means the trust account established in accordance with the terms of the Per Annum Aggregate Reinsurance Treaty between the Company and Luxembourg European Reinsurance LURECO S.A., pursuant to which the Company deposits amounts which are applied by the Company, at its option, to offset losses and loss expenses incurred by the Company in connection with incurred claims.


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2.8 "Net Retained Line" means, with respect to each Bond, the amount of liability with respect to such Bond that the Company retains net for its own account after any reinsurance, other than the reinsurance provided for in this Agreement and other than amounts payable to the Company from the Lureco Trust Account.

2.9 "Moody's" means Moody's Investors Service, Inc.

2.10 "Proportionate Share" means 26.67%.

2.11 "Run-Off Period" means, with respect to each Bond issued and outstanding on the Date of Termination, six (6) years from such Date of Termination or the expiration of such Bond, whichever occurs earlier.

2.12 "Standard & Poor's" means Standard & Poor's Ratings Services, a division of McGraw-Hill Companies, Inc.

2.13 "Statutory Capital and Surplus" means the amount shown on page 3, line 26, column 1 of the annual statutory financial statements of the Company.

2.14 "Ultimate Net Loss" means the sum of (i) Losses with respect to all Bonds issued by the Company, plus (ii) any Allocated Loss Adjustment Expenses minus
(iii) salvage and recoveries minus (iv) recoveries from all other reinsurance in effect with respect to the Bonds reinsured hereunder (excluding amounts payable from the Lureco Trust Account), whether collectible or not.

2.15 "Unallocated Loss Adjustment Expenses" means the ordinary office expenses and salaries of directors, officials or employees of the Company which would have been incurred by the Company in the ordinary course of business if the Company had not experienced a claim under any Bond or not deemed necessary action to postpone, mitigate or avoid a claim; but does not include such additional expenses which are incurred by the Company as a result of such a claim or any such action.

3 COVER AND LIMIT OF LIABILITY

3.1 This Agreement is intended to provide reinsurance for the Company with respect to the Net Retained Lines of all Bonds written during the term of this Agreement, includes any Run-Off Period.

3.2 Subject only to the terms, conditions, exclusions and limitations hereof, the Reinsurer hereby accepts, reinsures and indemnifies the Company for the Proportionate Share of the Company's Ultimate Net Loss during the term of this Agreement and any extension thereof, including any run-off period, in excess of the Attachment Point; provided, however, that the Reinsurer's liability shall not exceed US Dollars twenty million ($20,000,000) in the aggregate for the full term of this Agreement and any extension thereof, including any Run-Off Period.


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         All salvage, recoveries and other payments recovered or received subsequent to a loss settlement under this Section 3.2 shall be applied as if recovered or received immediately before such loss settlement, and the Company and the Reinsurer shall make all necessary adjustments as a result thereof.

4 PREMIUMS AND COMMISSION

4.1 The Company will pay to the Reinsurer, as a reinsurance premium in respect of the excess of loss reinsurance provided by the Reinsurer under this Agreement, the sum of __% per year on the amount of the excess of loss reinsurance for each year (or portion thereof) during which the excess of loss cover provided by the Company hereunder is in effect, payable in advance on the date this Agreement is executed and on each annual anniversary of this Agreement.

5 ACCOUNTS, REPORTS AND REMITTANCES

5.1 The Company shall provide a monthly report summarizing the reinsurance exposure of the Reinsurer. In addition, the Company shall supply such information with respect to Bonds ceded by the Company to it as may be requested by the Reinsurer from time to time, including information with respect to Losses, premiums, ceding commissions, Allocated Loss Adjustment Expenses and reserves.

5.2 The Company shall furnish to the Reinsurer, within 45 days after the close of each calendar quarter with respect to all Bonds covered under this Agreement,
(i) information with respect to all Losses and all Allocated Loss Adjustment Expenses incurred during such quarter and (ii) information relating to any case basis reserves established during such quarter.

5.3 The Company shall provide the Reinsurer with a copy of its annual statutory financial statements and the Reinsurer shall provide the Company with a copy of its Annual Report, as soon as such statements and reports are available.

5.4 The Reinsurer shall reimburse the Company in accordance with Section 5.5 for the amount by which the paid portion (including Allocated Loss Adjustment Expenses) of the Company's aggregate Loss with respect to Bonds outstanding on any date exceeds the Company's aggregate loss amount set forth in Section 3.2, up to the maximum amount set forth in such Section 3.2. Such reimbursement shall be provisional, subject to adjustment when the Company's Ultimate Net Loss has been determined. To the extent that the total amount of the Company's aggregate Loss has not been paid in cash as of any date, the Reinsurer shall have the option to secure its provisional obligation (subject to adjustment when the Company's Ultimate Net Loss has been determined) under this Agreement in the form of cash advances, a letter of credit or such other form as is satisfactory to the Company, in its sole discretion.


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5.5 If the Reinsurer receives notice from the Company of payment by the Company of a claim hereunder, the Reinsurer shall remit to the Company the amount of such claim by wire transfer of immediately available funds in the currency specified by the Company payable to an account specified by the Company, (i) if such notice is received by 10:00 a.m. New York, New York time on any Business Day, by no later than 2:00 p.m. on the same day and (ii) if such notice is received after 10:00 a.m. New York, New York time on any Business Day, by no later than 2:00 p.m. on the next succeeding Business Day. For purposes of determining the amount payable by the Reinsurer hereunder, the exchange rate in effect at the date of notice shall apply. All payments shall be made in United States Dollars.

5.6 To the extent that the Company establishes loss reserves, claim reserves and loss adjustment reserves for claims covered hereunder (collectively, "Reserves"), as required by law, the Company will forward to the Reinsurer a statement showing the proportion of such Reserves, if any, which is applicable to the Reinsurer, and the Reinsurer shall establish such Reserves in the manner required under the New York Insurance Law.

6. CLAIMS

         The Company shall notify the Reinsurer promptly after the Company has actual knowledge thereof, of any of the following events:

         (i) any pending or threatened claim with respect to any Bond, or

         (ii) any pending or threatened litigation regarding any Bond or any underlying transaction.

Failure to provide the notice required above shall not relieve the Reinsurer of its obligations under this Agreement, unless failure to provide such notice would increase the Reinsurer's share of such loss.

7. GENERAL PRINCIPLES OF ADMINISTRATION

7.1 The true intent of this Agreement is that, except as and only to the extent specified below, the Reinsurer shall in every case follow the fortunes of the Company. To that end the reinsurance hereby provided shall be subject in all respects to the same rates, terms, conditions, interpretations and waivers, and to the same modifications, alternations and cancellations, as any Bond and any endorsement thereto issued or accepted by the Company. Any change in the terms and conditions of any Bond or any other documents related thereto, or in the underlying transactions or obligations, shall not discharge the Reinsurer unless the changes would entitle the Company to be discharged from its obligations under such Bond and the Company elects to be so discharged. In no event shall any such change relieve the Company of any obligations under such Bond at the expense of the Reinsurer. The control and administration of claims and pursuit of rights of salvage, recoveries, remedies, whether by subrogation or otherwise, under or with


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respect to such Bond shall be the responsibility and right of the Company, and the Reinsurer shall follow the fortunes and decisions of the Company and abide by the settlements of Losses, incurrence of Allocated Loss Adjustment Expenses, and pursuit of such salvage, recoveries, or remedies by the Company.

7.2 The Reinsurer shall share, as its obligations and interests appear, in Losses, Allocated Loss Adjustment Expenses, and recoveries or salvage, whether pursuant to subrogation or otherwise (except for payments made under other reinsurance agreements).

8. GENERAL CONDITIONS

8.1 Insolvency Clause

         To the extent any risk or obligation is assumed by the Reinsurer pursuant to Section 3.2 hereof, the portion of such risk or obligation, when ascertained, shall be payable on demand of the Company at the same time as the Company shall pay its Net Retained Line, with reasonable provision for verification before payment, and the reinsurance shall be payable by the Reinsurer, on the basis of the liability of the Company on the Bonds, without diminution because of the insolvency of the Company. In the event of the insolvency of the Company, this reinsurance shall be payable immediately upon demand (to the extent set forth in Section 3.2) directly to the Company, or its liquidator, receiver, administrator, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, administrator or administrative receiver of the Company has failed to pay all or a portion of any claim. It is agreed, however, that within a reasonable time the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the subject Bond reinsured by the Reinsurer. During the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, administrator, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by each Reinsurer.


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         This reinsurance shall be payable by the Reinsurer to the Company, or to its liquidator, receiver, administrator, conservator or statutory successor, except (a) where this Agreement (by way of an endorsement hereto with respect to any Bond) specifically provides for another payee of this reinsurance in the event of the insolvency of the Company and (b) where the Reinsurer, with the consent of the payees under the Bond, has assumed the Company's direct obligations to such payees in substitution for the obligations of the Company to such payees.

8.2 Offset Clause

         Offset shall be allowed under this agreement between the parties with respect to any amounts due to or owed by either of them under this Agreement. In the event of insolvency, offset will be allowed in accordance with applicable statutes.

8.3 Errors and Omissions Clause

         Any inadvertent delay, omission, or error shall not be held to relieve any party hereto from any liability which would attach to it hereunder if such delay, omission, or error had not been made, provided such delay, omission or error is rectified as soon as practicably possible after discovery.

8.4 Maintenance of Books and Records; Access to Records Clause

         (i) Each of the Company and the Reinsurer agree to maintain books, accounts and records with respect to the reinsurance provided hereunder that accurately and clearly disclose the nature and detail of the reinsurance provided hereunder.

         (ii) The Reinsurer or its duly authorized representative shall, subject to Section 8.10 hereof, have access to and the right to inspect and copy, at its own expense, the books and records of the Company relating to this Agreement and the reinsurance hereunder at all reasonable times for the purpose of obtaining information concerning this Agreement and the Bonds reinsured hereunder or the subject matter hereof.

8.5 Reserves

         The Reinsurer shall maintain reserves with respect to its share of outstanding Losses, unearned premium, and contingency reserves as required by all applicable law.


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8.6 Notices

                  Any and all notices, requests, demands or other communications required or permitted to be given hereunder shall be in writing and shall be given or mailed by first class certified mail, return receipt requested, facsimile transmission or by an overnight delivery service, addressed to the parties at the addresses set forth below:

                  (i)  If to the Reinsurer, to:

                                AXA Re Finance S.A, SECURSAL NA MADEIRA
                                a branch of AXA Re Finance S.A.
                                39 Rue de Colisee
                                75008 Paris, France
                                Fax No.: 33-1-40-75 56 32

                  (ii) If to the Company, to:

                                Capital Markets Assurance Corporation
                                885 Third Avenue
                                New York, New York 10022
                                Attention:  Reinsurance Department
                                Fax No.: (212) 755-5462

8.7 Exclusions, Termination and Cancellation

8.7.1 This Agreement shall be subject to the exclusions and other limitations provided in the Bonds reinsured hereunder.

8.7.2 The liability of the Reinsurer hereunder shall exclude all liability of the Company arising from any consequential damages or punitive damages or otherwise resulting or arising from the negligence or bad faith of the Company, its employees, or agents in any negotiation for, insurance or servicing of, or the processing of any claim under any Bond.

8.7.3 The liability of the Reinsurer hereunder shall exclude all liability assumed by the Company as a member of any underwriting association, pool, syndicate, or bureau.

8.7.4 The obligations and undertakings of the parties hereto with respect to any Bond shall be canceled upon any expiration or termination of such Bond.


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8.7.5 The Company shall have the right to cancel this Agreement at any time after the occurrence of any of the following events by giving the Reinsurer notice (A) if the Reinsurer at any time shall (i) become insolvent, (ii) go into liquidation or rehabilitation, (iii) have a receiver appointed, (iv) allow its policyholders' surplus as defined by the laws of New York to fall below $75 million, (v) suffer any impairment of capital (as determined by the Reinsurer's state of domicile), or (vi) have a Standard & Poor's or Moody's claims paying ability rating which is lower than the Company's rating or cease to have a Standard & Poor's or Moody's claims paying ability rating; (B) if the performance in whole or in part of this Agreement becomes prohibited or rendered impossible or the benefit of the reinsurance provided under this agreement is adversely affected by any law, regulation or rating agency requirements; (C) if the Reinsurer fails to comply with any of the terms and conditions of this Agreement of (D) if the Reinsurer exercises its right to terminate this Agreement pursuant to Section 1.2 or (E) if the Reinsurer stops writing financial guarantee business.

      So long as any event referred to in this Section 8.7.5 shall have occurred, the Company shall have the option, exercisable through giving the aforesaid notice, (i) to terminate the Reinsurer's interests and liability under this Agreement on a cut-off basis, warranting a definitive and binding "no loss" statement to the Reinsurer in respect to all policies covered hereunder; or (ii) electing the six (6) year run-off period, whereas the Reinsurer will continue to cover all in-force Bonds written by the Company on or prior to the Date of Termination, until cancellation or the natural expiration of liability under such Bonds, but up to a maximum period of six (6) years after the Date of Termination.

      Notwithstanding the cancellation of this Agreement as herein provided, the provisions of this Agreement shall continue to apply during the run-off period to all unfinished business hereunder to the end that all obligations and liabilities incurred by each party hereunder prior to such termination shall be fully performed and discharged.

8.8 Confidentiality

      The Reinsurer agrees that it will and will cause its employees, affiliates, legal counsel, auditors, accountants and other agents to maintain the confidentiality of each Bond, the reinsurance undertaken with respect to each Bond, all underlying transactions and underlying obligations and all certificates, reports, agreements, notices and communications of any sort relating to any of the foregoing in its communications with third parties, except (i) to the extent required by law, regulation or order, (ii) in respect of any information that may be generally available to the public or become available to the public through no fault of such person and (iii) to the extent disclosed to any rating agency then rating the Reinsurer.


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8.9 Amendments

      The terms of this Agreement shall not be waived, amended or in any way modified unless contained in an endorsement to this Agreement, executed by duly authorized representatives of all parties.

8.10 Applicable Law

      This Agreement shall be governed by and construed in accordance with the laws of New York.

8.11 Severability

      Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

8.12 Waiver

      The failure of any party to insist on strict compliance with this Agreement, or to exercise any right or remedy hereunder, shall not constitute a waiver of any rights contained herein nor estop the parties from thereafter demanding full and complete compliance nor prevent the parties from exercising such a remedy in the future.

8.13 Counterparts

      This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

8.14 Headings

      The headings preceding the text of the Sections of this Agreement are intended and inserted solely for the convenience of reference and shall not affect the meaning, interpretation, construction or effect of this Agreement.


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      IN WITNESS WHEREOF, the parties hereto caused this Agreement to be executed by their duly authorized officers or their attorney(s)-in-fact and delivered as of the date first written above.

           REINSURER:  AXA RE FINANCE S.A., SECURSAL NA MADEIRA
                       a branch of AXA RE FINANCE S.A.


           BY:         /s/ Chistopher Renia
                       ------------------------------------------
           TITLE:      Vice President


           COMPANY:    CAPITAL MARKETS ASSURANCE CORPORATION


           BY:         /s/ Arthur Kuypers
                       ------------------------------------------
           TITLE:      Vice President


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